EXHIBIT 4.1

No.  001

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

TELKONET, INC.

PROMISSORY NOTE

(non-negotiable)

$400,000.00	Germantown, Maryland
May 6, 2008

FOR VALUE RECEIVED Telkonet, Inc., a Utah corporation (the “Company”), promises to pay to RALPH W. HOOPER (the “Holder”), the principal amount of FOUR HUNDRED THOUSAND DOLLARS ($400,000.00), or such lesser amount as shall equal the outstanding principal amount.  All unpaid principal, together and any other amounts payable hereunder, shall be due and payable on the earlier of (i) the Next Financing (as hereinafter defined) or (ii) November 6, 2008 (the “Maturity Date”).

The following is a statement of the rights of the Holder of this Note and the conditions to which this Note is subject, and to which the Holder, by the acceptance of this Note, agrees:

1.    Certain Definitions.

(a)    “Default” means:

(i)    the Company shall default in the payment of interest and/or principal on this Note and such default shall continue for ten (10) business days after the due date thereof; or

(ii)   any of the representations or warranties made by the Company herein or in any certificate or financial or other statements heretofore or hereafter furnished by or on behalf of the Company to Holder in connection with the execution and delivery of this Note shall be false or misleading in any material respect at the time made; or

(iii)   the Company shall fail to materially perform any covenant, term, provision, condition, agreement or obligation of the Company under this Note or the SPA (other than for non-payment) and such failure shall continue uncured for a period of ten (10) business days after notice from the Holder of such failure; or

(iv)   a trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within thirty (30) days after such appointment; or

(v)    any governmental agency or any court of competent jurisdiction at the insistence of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company and shall not be dismissed within thirty (30) days thereafter; or

(vi)    bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings, or relief under any bankruptcy law or any law for the relief of debt shall be instituted by or against the Company and, if instituted against the Company shall not be dismissed within thirty (30) days after such institution, or the Company shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit to any material allegations of, or default in answering a petition filed in any such proceeding; or

(b)   “Next Financing” means the next transaction (or series of related transactions) after the date of this Note in which the Company issues and sells shares of its capital stock or securities convertible into shares of capital stock in exchange for aggregate gross proceeds of not less than $3 million (including any amounts received upon conversion or cancellation of indebtedness).

2.    Prepayment.  The Company may prepay this Note at any time, in whole or in part, provided any such prepayment will be applied first to the payment of expenses due under this Note, second to interest accrued on this Note and third, if the amount of prepayment exceeds the amount of all such expenses and accrued interest, to the payment of principal of this Note.

3.    Security.  To secure the payment of this Note and all other Liabilities, the Maker hereby grants to and creates in favor of the Company a lien upon and security interest in the Collateral. Maker hereby agrees to execute all documents and take any other actions reasonably requested by the Company in order to perfect the security interest contemplated hereby. The term "Collateral", as used herein, shall mean: (i) certificates representing Two Million Four Hundred and Fifty Four Thousand (2,454,000 shares of Common Stock, par value $.01 per share, of Geeks on Call Holdings, Inc. (the "Shares") held by the Maker, together with a stock power executed in blank, and (ii) any and all dividends, distributions and other rights on or with respect to, and substitutions for and proceeds of, any of the foregoing. The term "Liabilities", as used herein, shall mean all obligations of the Maker under this Note.  Holder agrees that this Note does not constitute or create, and that it shall not take, any lien or security or other charge or encumbrance of any kind on any of the Company’s inventory or accounts receivable.

4.    Remedies

(a)    If the Maker shall Default, the Holder may, to the fullest extent permitted by applicable law and, without notice, advertisement, hearing or process of law of any kind, sell any or all of the Collateral, free of all rights and claims of Maker therein and thereto. Any proceeds of any of the Collateral may be applied by the Holder to the payment of expenses in connection with the Collateral, free of all rights and claims of the Maker therein and thereto. Any proceeds of any of the Collateral may be applied by the Company to the payment of expenses in connection with the Collateral, including reasonable attorneys' fees and legal expenses, and any balance of such proceeds may be applied by the Company toward the payment of such of the Liabilities. No delay on the part of the Holder in the exercise of any right or remedy shall operate as a waiver therefore, and no single or partial exercise by the Holder of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy.

(b)    Notwithstanding anything to the contrary herein, recourse of the Holder of this Note shall be limited to the Collateral, twenty percent (20%) of the outstanding principal amount of this Note and all accrued interest hereunder. The Maker (its officers, directors and employees) shall have no personal liability to the Holder of this Note except as provided in the preceding sentence.

5.    Miscellaneous.

(a)    Priority. This Note will be senior in right of payment to all other indebtedness of the Company.

(b)    Loss, Theft, Destruction or Mutilation of Note.  Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note and, in the case of loss, theft or destruction, delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Note, the Company shall execute and deliver, in lieu of this Note, a new note executed in the same manner as this Note, in the same principal amount as the unpaid principal amount of this Note and dated the date to which interest shall have been paid on this Note or, if no interest shall have yet been so paid, dated the date of this Note.

(c)    Payment.  All payments under this Note shall be made in lawful tender of the United States.

(d)    Waivers.  The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

(e)    Usury.  In the event that any interest paid on this Note is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

(f)    Waiver and Amendment.  Any provision of this Note may be amended, waived or modified only by an instrument in writing signed by the party against which enforcement of the same is sought.

(g)    Notices.  Any notice, request or other communication required or permitted hereunder shall be given in accordance with the SPA.

(h)    Expenses; Attorneys’ Fees.  If action is instituted to enforce or collect this Note, the Company promises to pay all reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred in connection with such action.

(i)    Successors and Assigns.  This Note may be assigned or transferred by the Holder upon prior written notice to the Company.  Subject to the preceding sentence, the rights and obligations of the Company and the Holder of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(j)    Governing Law; Jurisdiction.  THIS NOTE SHALL BE GOVERNED IN ALL RESPECTS BY THE INTERNAL LAWS OF THE STATE OF MARYLAND WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAWS. COMPANY CONSENTS TO THE EXCLUSIVE JURSDICTION OF THE FEDERAL OR STATE COURTS LOCATED IN NEW YORK, NEW YORK, WITH RESPECT TO ANY CLAIM OR CONTROVERSY RELATED TO THE ENFORCEMENT OR INTERPRETATION OF THIS NOTE.

IN WITNESS WHEREOF, the Company has caused this Note to be executed as of the date first above written by its duly authorized officer.

TELKONET, INC.

By: /s/ Richard J. Leimbach
Name: Richard J. Leimbach
Title: Chief Financial Officer

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